Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made by and between RPAI Morristown Crockett, L.L.C., a Delaware limited liability company (“Seller”), and WHLR-Crockett Square, LLC, a Virginia limited liability company (“Purchaser”), as of the “Effective Date” specified in Section 10.12 below.

RECITALS

A.    Seller is the owner of that certain shopping center located at 507 South Davy Crockett Parkway, Morristown, Tennessee 37813, commonly known as Crockett Square (“Shopping Center”).

B.    Seller desires to sell, and Purchaser desires to purchase the Shopping Center in accordance with and upon the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

SECTION 1
PURCHASE AND SALE

1.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following described property (herein collectively referred to as the “Property”):

(a)    Land. That certain parcel(s) of land and appurtenances thereto more particularly described on Exhibit A, including Seller's right, title and interest, if any, in and to all rights-of-way, open or proposed streets (public or private), alleys, easements, strips or gores of land adjacent thereto (the “Land”).

(b)    Improvements. All improvements and related amenities known as “Crockett Square” containing a building or buildings with approximately 107,122 square feet of gross leasable floor area in and on the Land (the “Improvements”).

(c)     Tangible Personal Property. All fixtures, equipment, machinery, furniture, carpet, drapes and other personal property, if any, owned by Seller, located on and used in connection with the Real Property and the Improvements (the “Tangible Personal Property”; the Land, Improvements and Tangible Real Property are collectively referred to as the “Real Property”).

(d)    Leases. All leases (the “Leases”) of space in the Real Property including but not limited to those leases described on Schedule 1.1(d) attached hereto, concession leases, and all tenant guarantees and security deposits held by Seller on the Closing Date (as defined in Section 6.1), all payments due under the Leases and all deposits made thereunder.

(e)    Contracts. To the extent assignable by Seller at no cost to Seller, all Seller’s right, title and interest in and to the written contracts and agreements pertaining to the Property, and not cancelable on thirty (30) days’ notice without penalty or premium, including, but not limited to: (i) all management, leasing, construction, architectural, maintenance, operating and service contracts, (ii) all equipment leases and all rights and options of Seller thereunder relating to equipment or property located in or upon the Property or used in connection therewith, and (iii) guarantees and warranties in effect with respect to the Property or any portion thereof (all of the foregoing collectively, the “Contracts”). A list of the Contracts is set forth in Schedule 1.1(e) hereto.

(f)    Intangible Property. All intangible property (the “Intangible Property”), if any, owned by Seller and pertaining to the Real Property, including, without limitation, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans, landscape plans, logos, designs, trade names, trademarks, servicemarks, copyrights and other intellectual property, and the name “Crockett Square” to the extent assignable, but excluding use of the name “Retail Properties of America, Inc.” and /or “RPAI”.

SECTION 2
PURCHASE PRICE

2.1    Purchase Price. The purchase price for the Property shall be NINE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($9,750,000.00) (the “Purchase Price”). The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at the Closing (as defined in Section 6.1).

SECTION 3
EARNEST MONEY

3.1    Earnest Money.

(a)    Purchaser shall deposit in a joint order escrow with the Title Company (as defined in Section 6.1) within two (2) days following expiration of the Approval Period (as defined in Section 4.2), by Federal Reserve wire transfer of immediately available funds, the amount of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (the “Earnest Money”). The Earnest Money shall be invested by the Title Company as Purchaser shall direct. Interest earned on the Earnest Money shall be considered part of the Earnest Money and shall be deemed to have been earned by and constitute income of, Purchaser. Purchaser agrees to promptly deliver or cause the Title Company to deliver to Seller written acknowledgment by the Title Company that the required Earnest Money has been received by and is being held by the Title Company pursuant to the terms of this Agreement. Except as otherwise expressly set forth herein, the Earnest Money shall be applied against the Purchase Price on the Closing Date.

(b)    Seller shall have the option of terminating this Agreement if the full amount of required Earnest Money is not timely and fully delivered to the Title Company at the time(s) and in the manner as prescribed in this Section 3.

(c)    If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be immediately returned to Purchaser, and no party hereto shall have any further obligation under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

(d)    If Seller terminates this Agreement in accordance with Section 8.2(a), the Earnest Money shall be released by Title Company to Seller as liquidated damages as provided in Section 8.2(a), and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations.

(e)    Notwithstanding in provision in this Agreement to the contrary, a portion of the Earnest Money in the amount of $100.00 (the "Independent Consideration") shall be non-refundable and shall be distributed to Seller at the Closing or other termination of this Agreement as full payment and independent consideration for Seller's performance under this Agreement and for the rights granted to Purchaser hereunder. The Independent Consideration shall be deducted from any refund or delivery of the Earnest Money to Purchaser pursuant to this Agreement and shall simultaneously be distributed to Seller.

SECTION 4
DELIVERIES, INSPECTIONS AND REPRESENTATIONS

4.1    Seller’s Delivery Obligations.

(a)    The Title Commitment. Purchaser shall order a commitment to issue an owner’s policy of title insurance with respect to the Property from the Title Company (the “Title Commitment”) and copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage, which shall be promptly delivered to Seller after the same are made available by the Title Company. As of the Effective Date, Seller has delivered to Purchaser a copy of the existing survey of the Property. Purchaser may, at its option and sole expense, cause the existing survey to be updated or a new survey performed. The existing survey, as updated or the new survey, as the case may be is referred to herein as the “Survey.”

(b)    The Due Diligence Items. Prior to the Effective Date, Seller provided Purchaser with access to an electronic data room containing copies of documents and materials pertaining to the Property (the “Due Diligence Items”). The Due Diligence Items furnished to or made available to Purchaser are expressly understood by Purchaser to be subject to the confidentiality provisions of Section 10.18 below. Notwithstanding any terms to the contrary in this Agreement, Seller shall not be obligated or otherwise required to furnish or make available to Purchaser any of the following (collectively, the “Excluded Property Records”): (i) any appraisals or other economic evaluations of, or projections with respect to all or any portion of the Property, including without limitation, operating budgets, or (ii) any documents or materials or information which are subject to attorney/client privilege, work product or similar attorney privilege, with respect to the purchase of the Property by Seller. In addition, Seller shall have no obligation or liability of any kind to Purchaser as a result of Seller not furnishing or making available to Purchaser the Excluded Property Records.

4.2    Purchaser’s Satisfaction. The obligation of Purchaser to close the transaction contemplated hereby is subject, at Purchaser’s option, to Purchaser’s review and approval prior to expiration of the Approval Period of (i) the financial data and information respecting the operation of the Property, (ii) the feasibility of Purchaser’s acquisition of the Property, (iii) the physical and structural condition of the Property, (iv) the Leases and Contracts, and (v) all other documents and items to be delivered to or made available to Purchaser pursuant to Section 4.1 above. The “Approval Period” shall commence on the Effective Date hereof and end at 5:00 p.m. Central Daylight Time on October 10, 2014. In the event Purchaser does not, prior to the end of the Approval Period, notify Seller in writing of the waiver of its right to terminate this Agreement pursuant to its review of the items as set forth in this Section 4.2, this Agreement shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and thereafter neither Seller nor Purchaser shall have any further obligations or rights under this Agreement except for the Surviving Obligations.

4.3    Title Commitment and Survey.

(a)    In the event (i) the Survey shows any easement, right‑of‑way, encroachment, conflict, protrusion or other matter affecting the Real Property that is unacceptable to Purchaser, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall notify Seller in writing of such facts (“Purchaser’s Title Objections”) not later than one (1) business day following expiration of the Approval Period. Upon the expiration of the Approval Period, except for Purchaser’s Title Objections and the Monetary Liens (as hereafter defined), Purchaser shall be deemed to have accepted the form and substance of the Survey, the Title Commitment and all matters shown or addressed therein, including, without limitation, any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect thereto (collectively, the “Approved Title Matters”).

(b)    Notwithstanding anything to the contrary contained herein, except for any Monetary Liens and any matters created after the date of the Title Commitment, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser’s Title Objections; provided, however, Seller, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser’s Title Objections to Purchaser’s reasonable satisfaction prior to the Closing Date. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser’s Title Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice thereof to Purchaser within five (5) business days of its receipt of Purchaser’s Title Objections (“Seller’s Notice”). Purchaser may

thereafter (i) elect to close notwithstanding Purchaser’s Title Objections (in which case Seller shall have no liability to eliminate or modify, and Purchaser shall take the Property subject to the Purchaser’s Title Objections), or (ii) elect, as its sole and exclusive remedy, to terminate this Agreement by delivering notice thereof in writing to Seller within three (3) days of receipt of Seller’s Notice (“Purchaser’s Election Period”), in which event neither party shall have any obligation hereunder other than the Surviving Obligations, and Purchaser shall be entitled to the return of the Earnest Money. In the event Purchaser does not, prior to the expiration of Purchaser’s Election Period, elect (i) or (ii) above, this Agreement shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and thereafter neither Seller nor Purchaser shall have any further obligations or rights under this Agreement except for the Surviving Obligations. Seller shall cause all mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics’ liens and judgment liens) affecting the Property and all indebtedness secured thereby (the “Monetary Liens”) to be fully satisfied, released and discharged of record on or prior to the Closing Date.

(c)    The term “Permitted Encumbrances” as used herein includes: (i) all of the Approved Title Matters, and (ii) any Purchaser’s Title Objection (other than Monetary Liens or those items Seller agreed to eliminate or modify pursuant to Section 4.3(b)) with respect to which Purchaser has elected to waive its objection pursuant to Section 4.3(b).

4.4    Inspection.

(a)    Following the Effective Date, Purchaser and its consultants, contractors, attorneys, advisors, employees, directors, officers, lenders and prospective lenders, appraisers, agents and representatives (collectively, the “Purchaser Parties”) shall have reasonable access to investigate and inspect the Real Property at agreed upon times at least two (2) business days prior notice to Seller. Purchaser will not enter the Real Property or contact any leasing agents or the property manager of the Real Property or any governmental entity without Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Neither Purchaser nor the Purchaser Parties may contact any tenants, leasing agents, the property manager of the Real Property or any governmental entity at the Real Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event Purchaser desires to conduct any physically intrusive tests, such as sampling of soils, other media, building materials, or the like, Purchaser will identify in writing the procedures Purchaser desires to perform and request Seller’s express written consent. Seller may withhold or condition consent to any physically intrusive testing in Seller’s sole and absolute discretion. Purchaser and the Purchaser Parties will: (i) maintain comprehensive general liability (occurrence) insurance in an amount of not less than TWO MILLION AND NO/100 DOLLARS ($2,000,000) covering any accident arising in connection with the presence of Purchaser or the Purchaser Parties on the Real Property and deliver a certificate of insurance, naming Seller and the property manager as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Real Property; and (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property. Purchaser will conduct its inspection and investigation in a manner so as to minimize, to the extent reasonably possible to do so, any interference with the operations and occupancy of the Property and to minimize, to the extent reasonably possible to do so, any disturbance to tenants. Seller and its representatives, agents, and/or contractors shall have the right to be present during any testing, investigation, or inspection of the Property.

(b)    Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection, testing, investigation and survey thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any such inspection, testing, investigation or survey, whether occasioned by the acts of Purchaser or any of the Purchaser Parties, except for any liability arising out of the discovery of pre-existing conditions on the Property, and Purchaser shall indemnify, defend and hold harmless Seller and its agents, employees, officers, directors, affiliates, advisors and asset managers from any liability resulting therefrom. This indemnification by Purchaser shall survive the Closing or the termination of this Agreement.

(c)    During the Approval Period, Purchaser shall notify Seller which of the Contracts Purchaser wishes to assume at the Closing. Purchaser shall pay any transfer or assignment charges due in connection with Purchaser’s assumption of the Contracts. Notice of termination for all of the Contracts not assumed by Purchaser shall be given by Seller not later than the Closing Date and any charges payable thereunder (including, but not limited to, any termination fees) through the date of actual termination shall be paid by Seller.

4.5    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a)    Purchaser is duly organized and in good standing under the laws of the State of Virginia and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;

(b)    Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound;

(c)     No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(d)     Purchaser has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (c) made an assignment for the benefit of creditors.

(e)     Purchaser will not be rendered insolvent in connection with, or as a result of, the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

(f)     Purchaser (a) is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) Purchaser is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of Purchaser to be utilized in this transaction have been or will be derived from any unlawful activity with the result that the Purchaser or the Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law. The provisions of this Section 4.5(f) shall survive the Closing or any earlier termination of this Agreement.
(g)    Purchaser’s representations and warranties set forth in this Section 4.5 shall survive the Closing or termination of this Agreement for a period of one (1) year. As a condition precedent to Seller’s obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser’s representations and warranties contained herein must remain and be true and correct as of the Closing Date.

4.6    Seller’s Representations and Warranties.

(a)	Seller represents and warrants to Purchaser that:

(i)    Seller is a limited liability company duly organized and in good standing under the laws of the State of Delaware, qualified to do business and in good standing under the laws of the State of Tennessee and has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement, except to the limited extent, if any, specifically and expressly set forth in this Agreement.

(ii)    The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors' rights generally.

(iii) The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, to Seller's knowledge (1) violate any judgment, order, injunction, decree, regulation or ruling of any court or any governmental or quasigovernmental bodies or agencies having jurisdiction over Seller or the Real Property, or (2) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or other material agreement or instrument to which Seller is a party or by which Seller may be bound.

(iv)    Except as previously disclosed to Purchaser in writing, to Seller's knowledge, there are no legal actions, suits or similar proceedings pending and served, or threatened against Seller or the Property which (1) are not adequately covered by existing insurance or (2) if adversely determined, would adversely affect the value of the Property, the continued operations thereof, or Seller's ability to consummate the transactions contemplated hereby.

(v)    To Seller’s knowledge, Seller has not been served with process or other written notice of any litigation or proceeding pending or threatened against the Seller or the Property, including but not limited to condemnation or eminent domain.

(vi)    To Seller’s knowledge, Seller has not received any written notices from any federal, state, county or municipal authority as to the existence of any Hazardous Materials (as defined in Section 4.7 below) at the Property or as to any other environmental problem or hazardous materials issues in any way related to the Property.

(vii)    Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(viii)    Seller has no employees with respect to the Property.

(ix)    Seller is the fee simple owner of the Property.

(b)    For the purposes of this Agreement and any document delivered at the Closing, the phrase “to Seller’s Knowledge” or words of similar import, shall be deemed to refer to the current, actual present and conscious awareness or knowledge only, without any duty of inquiry or independent investigation, of Fran Davanzo as Vice President of RPAI US Management LLC, a Delaware limited liability company (the “Property Manager”), the current manager of the Property, and David Allison, as General Manager of the Property Manager; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of either named individual, or any other officer or employee or representative of Seller, on account of any breach of any representation or warranty made by Seller herein.

(c)    Should Seller receive written notice or knowledge of any information regarding any of the matters set forth in this Section 4.6 after the Effective Date and prior to the Closing, Seller will promptly notify Seller of the same. All representations and warranties made in this Agreement by Seller shall survive the execution and delivery of this Agreement and the Closing for a period of nine (9) months following the Closing, and (i) Seller's total liability for breach thereof shall in no event exceed FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) in the aggregate, and Seller shall have no liability with respect to any breach to the extent the loss sustained by Purchaser as a result thereof does not exceed TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) in the aggregate, provided, further if any such loss exceeds TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00), Seller shall be liable for the total amount of such loss subject to the maximum loss provisions herein contained, and (ii) except as hereinafter provided, Seller shall have no liability whatsoever to Purchaser with respect to a breach of any of the representations and warranties herein contained if Purchaser obtains prior to the Closing actual knowledge of a fact or circumstance the existence of which would constitute a breach of Seller's representations and warranties hereunder and proceeds to the Closing notwithstanding its actual knowledge of such fact or circumstance. Seller’s total liability for breach specified in this Section 4.6(c) shall not apply to the warranty of title contained in the Deed to be delivered at the Closing.

4.7    Definitions.

(a)    As used herein, the term “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amend (42 U.S.C. 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non‑friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Real Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Real Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Real Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Real Property or adjacent property; or (C) which, if it emanated or migrated from the Real Property, could constitute a trespass. Hazardous Material shall exclude solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property.

(b)    As used herein, the term “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Real Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property, or the use of the Real Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.8    Tenant Estoppel Certificates, SNDAs and REA Estoppel Certificates.

(a)    Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser at or prior to the Closing estoppel certificates from 75% of the tenants of the Property whose Leases will continue after the Closing (the “Required Estoppels”). The Required Estoppels shall be in the form of Exhibit “B” attached hereto or on the respective tenant’s form of estoppel, as applicable. Although Seller agrees to use commercially reasonable efforts to obtain the Required Estoppels, Seller shall not be obligated to expend any funds in connection with obtaining any such documents and the failure of Seller to do so shall not be a breach or default hereunder.  In the event Seller is unable to deliver the Required Estoppels on or prior to the Closing, the Closing Date shall be extended until such time as Seller has delivered the Required Estoppels; provided, however, in no event shall the Closing Date extend past November 25, 2014.  Notwithstanding anything herein to the contrary, if Seller is unable to deliver the Required Estoppels on or prior to the extended the Closing Date, then Purchaser’s sole remedies and recourses shall be limited to either (a) waiving the requirement for the Required Estoppels and proceeding to the Closing without reduction of the Purchase Price or (b) terminating this Agreement by immediate written notification to Seller, in which event the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than the Surviving Obligations.  In the event Purchaser fails to give Seller such written notice, then Purchaser shall be deemed to have elected to waive its right to terminate this Agreement pursuant to this Section 4.8(a).

(b)    Seller shall use commercially reasonable efforts to deliver to Purchaser, prior to the Closing, duly executed originals of subordination, nondisturbance agreements (the “SNDA Agreements”) from each tenant under the Leases in the form required by any lender to Purchaser; provided, however, that if a form of SNDA Agreement is attached to or otherwise prescribed in an applicable Lease, then such form shall be deemed to be acceptable to Purchaser. Seller shall not incur any liability in connection with failing to obtain the SNDA Agreements.

(c)    Seller shall use commercial reasonable efforts to deliver to Purchaser, prior to the Closing, duly executed originals of estoppel certificates (“REA Estoppel”) from all parties subject to any Reciprocal Easement Agreement or Easement with Covenants and Restrictions or similar agreement (the “Restrictive Agreement”), by which the parties to the Restrictive Agreement shall certify that the Restrictive Agreement is in full force and effect, has not been modified or amended in any way, and to the best knowledge of the party giving the estoppel, the Seller is not in default under the applicable instrument and all amounts, if any, owing under the Restrictive Agreement have been paid in full by Seller. Seller shall not incur any liability in connection with failing to obtain such certificates.

SECTION 5
ACCEPTANCE OF PROPERTY

5.1    Disclaimers. Except as is otherwise expressly provided in this Agreement, the Property is being sold by Seller in condition “AS-IS” and without warranty.

(a)    Purchaser acknowledges and agrees that, except as set forth in this Agreement or the Deed or the Assignment to be delivered at the Closing, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to any matter with respect to the Property.

(b)    Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein except as set forth in this Agreement or in the Deed or the Assignment to be delivered at the Closing; and except as set forth in this Agreement or in the Deed or the Assignment to be delivered at the Closing, no such representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth in this Agreement or in the Deed or the Assignment to be delivered at the Closing.

(c)     Purchaser further acknowledges and agrees that having been given a full and adequate opportunity to inspect, test and investigate the Property, Purchaser is relying solely on its own inspection, testing and investigation of the Property and not solely on any information provided or to be provided by Seller (other than the representations, warranties and covenants made by Seller in this Agreement, the Deed and the Assignment to be delivered at the Closing), and Purchaser agrees, except as set forth in this Agreement or in the Deed or the Assignment to be delivered at the Closing, to accept the Property in its then existing “AS-IS” condition WITH ALL FAULTS at the Closing, and, effective at the Closing, waives all objections or claims against Seller arising from or related to the Property or its physical, environmental, economic or legal condition (including, without limitation, the actual or suspected existence of any hazardous materials in, on under or about the Property or the soil or ground water thereof).

SECTION 6
CLOSING

6.1    The Closing. The closing of the purchase and sale transaction contemplated herein (the “Closing”) shall be held at or conducted through an escrow administered by Fidelity National Title Insurance Company, National Commercial Services (the “Title Company”) at 5516 Falmouth Street, Suite 200, Richmond, Virginia 23230, Attention: Douglas M. Atkins, on November 7, 2014 (the “Closing Date”); provided, however, Seller and Purchaser hereby agree to extend the Closing Date to a mutually agreeable date in the event of force majeure. On the Closing Date, all documents to be recorded shall be delivered to the Title Company for recording and all other closing documents and funds shall be deemed to be simultaneously delivered.

6.2    Possession. Possession of the Property shall be delivered to Purchaser at the Closing.

6.3    Proration.

(a)    All collected rents and other amounts received from the tenants under the Leases, income, fees and other charges under the Contracts to be assumed by Purchaser at the Closing, all amounts prepaid under Contracts assumed by Purchaser at the Closing, utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs and real estate and personal property taxes and other assessments with respect to the Property, including condominium assessments and amounts paid under covenant agreements for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date and thereafter, and Seller retaining the benefits and burdens of ownership for the period of time prior to the Closing Date. At the Closing, Purchaser shall be credited with all amounts due and unpaid with respect to rent concessions under any of the Leases, tenant improvement costs and leasing commissions.
(b)    At the Closing, collected rents, prepaid rents and refundable security deposits in the possession or control of Seller (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease) shall be adjusted by way of a credit in favor of Purchaser or Seller. For a period of ninety (90) days after the Closing, Purchaser will attempt to collect any rent arrearages owed by tenants to Seller. Seller covenants and agrees, which covenant and agreement shall survive the Closing, not to sue or otherwise assert a claim under any Lease against any tenant of the Property that, at the time of assertion of the claim, is a tenant at the Property or is otherwise obligated to Purchaser under a lease for any portion of the Property.
(c)    All real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, and any other charges and assessments constituting a lien on the Property (collectively “Taxes and Assessments”) shall be prorated as of the Closing Date for the fiscal year in which the same are levied. Prior to the Closing, Seller may pay any real estate tax bills that are current and unpaid regardless of whether such bill includes taxes levied for the time period after the Closing Date and Seller shall receive a credit of the Closing for the portion of any such payment that is attributable to taxes for a period on and after the Closing Date. There shall be no closing adjustments between the parties for Taxes and Assessments with respect to (i) those tenants that are responsible for the direct payment to the taxing authority for all such Taxes and Assessments due in accordance with the provisions of their lease and (ii) those tenants that make annual direct payments to the taxing authority of a portion of the Taxes and Assessments in accordance with the provisions of their lease.
(d)    Subject to Section 6.3(e) below, if the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of an estimate agreed to at the Closing by Seller and Purchaser of such utilities and other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment within forty-five (45) days after the Closing. Seller and Purchaser shall cooperate to cause all utility suppliers furnishing electrical, gas, water or other utility services to the Property to read all utility meters on the date of the Closing and to bill Seller separately for all such charges. Purchaser shall be responsible for making its own arrangements with respect to future utility billings and deposits. In the event any such utility supplier refuses to read and bill any such utilities, then such utility charges shall be prorated at the Closing upon the basis of the most recently issued bills therefor.

(e)     If Leases contain obligations (“Lease Obligations”) on the part of tenants for: (i) CPI or similar adjustments, (ii) percentage rents, (iii) escalation payments for taxes, labor or operations, or (iv) other expenses including, without limitation, common area maintenance or any other operating cost pass-throughs or retroactive charges payable by tenants which have accrued as of the Closing Date, but are not then due and payable, the amount of such Lease Obligations shall be prorated as of the Closing Date. For the avoidance of doubt, percentage rents shall be prorated based upon the most recent available sales month. Within one hundred twenty (120) days after the end of the calendar year in which the Closing occurs, Purchaser shall calculate (with Seller’s cooperation but Seller shall not be required to incur any third party costs) the expenses incurred and collections received for the calendar year of the Closing by Seller and Purchaser and shall prepare and present to Seller for Seller’s review and approval, which approval shall not be unreasonably withheld or delayed, a calculation of the collections received and expenses incurred by each of Seller and Purchaser. Seller shall make any necessary adjusting payment to Purchaser, due to any over-collection by Seller, within thirty (30) days after presentment to, and approval by Seller of Purchaser’s calculation and Purchaser shall make any necessary adjusting payment to Seller, due to any under-collection by Seller, within thirty (30) days after presentment to, and approval by Seller of Purchaser’s calculation. Either party may inspect the other’s books and records related to the Property to confirm the calculation.

(f)    The agreements of Seller and Purchaser set forth in this Section 6.3 shall survive the Closing for a period of two (2) years.

6.4    Closing Costs. Seller shall pay, on the Closing Date, (a) one-half (1/2) of the cost of the title insurance premium for the Owner’s Policy (as defined in Section 6.5(a) below), (b) one‑half (1/2) of any escrow fees, (c) other customary fees, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by the seller in such transactions in the location in which the Real Property is situated, and (d) all of the Broker’s (as defined below) commission. Purchaser shall pay, on the Closing Date, (a) any costs in connection of any new loan, including the cost to issue any lender’s title insurance policy, (b) all recording costs, transfer or other real estate conveyance fees, recordation taxes or transfer taxes applicable to the purchase and sale transaction contemplated in this Agreement, (c) one‑half (1/2) of the cost of the title insurance premium for the Owner’s Policy, (d) one‑half (1/2) of any escrow fees, (e) intentionally deleted, (f) all costs associated with the issuance of any endorsement and extended coverage of the Owner’s Policy, if elected, (g) the cost of updating the Survey of the Real Property, (h) other customary fees, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by the purchaser in such transactions in the location in which the Real Property is situated, and (i) all costs incurred in inspecting the Property. Notwithstanding the foregoing, each party shall pay its own attorneys’ fees incurred in connection with the transaction contemplated in this Agreement.

6.5    Seller’s Obligations at the Closing. At the Closing, Seller shall cause possession of the Real Property to be delivered and shall deliver or cause to be delivered through the Title Company in escrow the following to Purchaser:

(a)    Title Policy. An ALTA Owner’s Policy of Title Insurance issued by Title Company naming Purchaser as insured, in the amount of the Purchase Price, insuring that Purchaser owns fee simple title to the Real Property subject only to the Permitted Encumbrances (the “Owner’s Policy”).

(b)    Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(c)    Deed. A duly executed and acknowledged special warranty deed conveying the Real Property and Improvements to Purchaser or its designee in the form attached to this Agreement as Exhibit  C (the “Deed”). In addition, if requested by Purchaser, Seller shall use commercially reasonable efforts to deliver a duly executed and acknowledged quit-claim deed conveying the Real Property and Improvements to Purchaser or its designee describing the Real Property and Improvements by survey description.

(d)    Assignment. Two (2) duly executed and acknowledged counterparts of the Bill of Sale, Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit D (the “Assignment”).

(e)    Lease Assignment. Two (2) duly executed and acknowledged counterparts of the Assignment and Assumption of Leases in the form attached to this Agreement as Exhibit E (the “Lease Assignment”).

(f)    FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit F certifying that Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Property is located.

(g)    Tenant Notices. Duly executed notices to all tenants or lessees under the Leases in form attached hereto as Exhibit G.

(h)    Transfer Tax Declarations. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Property, including any certifications required in connection therewith (the “Transfer Tax Declarations”).

(i)    Operating Statement. A year to date operating statement dated within forty five (45) days of the Closing Date.

(j)    Settlement Statement. Two (2) copies of a closing settlement statement between Seller and Purchaser, duly executed by Seller, setting forth the prorations and adjustments to the Purchase Price in accordance with this Agreement; it being agreed that such settlement shall be mutually approved by Seller and Purchaser at least 48 hours prior to the Closing (the “Settlement Statement”).

(k)    Recertified Rent Roll. A recertified rent roll dated as of the Closing Date.

(l)    Certificate Re: Seller Representations. A certificate executed by Seller stating that the representations and warranties set forth in Section 4.6 hereof are true and correct as of the Closing Date.

(m)    Other Documents. All other documents reasonably determined by Purchaser or Title Company to be necessary to transfer the Property to Purchaser free and clear of all encumbrances, except for the Permitted Encumbrances.

6.6    Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered through the Title Company in escrow to Seller the following:

(a)    Purchase Price. The Purchase Price by wire transfer of immediately available funds, subject to the prorations and adjustments set forth herein.

(b)    Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c)    Assignment. Two (2) duly executed and acknowledged counterparts of the Assignment.

(d)    Lease Assignment. Two (2) duly executed and acknowledged counterparts of the Lease Assignment.

(e)    Settlement Statement. An executed counterpart of the Settlement Statement.

6.7    Filing of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.

6.8    Conditions Precedent to Purchaser’s Obligation. The obligations of Purchaser under this Agreement are subject to satisfaction or written waiver of Purchaser of each of the following conditions or requirements on or before the Closing:

(a)    Seller’s warranties and representations under this Agreement shall be true and correct in all material respects, and Seller shall not be in default thereunder.

(b)    The obligations of Seller contained in this Agreement shall have been performed in all material respects.

(c)    The Owner’s Policy or a pro forma shall have been issued, subject only to Permitted Encumbrances.

(d)    Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed by, observed and complied with on its part either on or prior to the Closing Date.

(e)    The physical condition of the Property shall have not materially changed since the expiration of the Approval Period subject to Section 7.2 herein.

(f)    Seller shall have received the Required Estoppels pursuant to Section 4.8(a) herein.

In the event that all of the foregoing conditions of this Section 6.8 are not satisfied in all material respects unless otherwise waived by Purchaser, and Seller does not request an adjournment of the Closing, on or before the Closing Date, which adjournment shall not exceed ten (10) days, and Purchaser elects in writing to terminate this Agreement, then the Earnest Money shall be delivered to Purchaser by Title Company and, upon receipt thereof by Purchaser, neither party shall have any further claim against the other by reason of this Agreement, except as otherwise specifically provided herein.

6.9    Conditions Precedent to Seller’s Obligation. The obligations of Seller under this Agreement are subject to satisfaction or written waiver of Seller of each of the following conditions or requirements on or before the Closing:

(a)    Purchaser’s representations and warranties under this Agreement shall be true and correct in all material respects, and Purchaser shall not be in default thereunder.

(b)    The obligations of Purchaser contained in this Agreement shall have been performed in all material respects and Purchaser shall not be in default under any covenant, restriction, right-of-way or easement affecting the Property.

SECTION 7
RISK OF LOSS

7.1    Condemnation. If, prior to the Closing, action is threatened or initiated to take any of the Property by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to the Closing (a) terminate this Agreement and receive a full refund of the Earnest Money, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2    Casualty. Except as otherwise provided in this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) prior to the Closing from fire or other casualty, or as a result of any damage a tenant under a Lease elects to terminate its Lease or has an unexpired right to terminate its Lease, Purchaser may either at or prior to the Closing (a) terminate this Agreement and receive a full refund of the Earnest Money, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit in an amount equal to Seller’s deductible under its insurance policy. If the Property, or any part thereof, suffers any damage equal to or less than FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) prior to the Closing and no tenant under a Lease has elected to terminate its Lease nor has an unexpired right to terminate its Lease, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller’s deductible under its insurance policy and there shall be no reduction in the Purchase Price.

SECTION 8
DEFAULT

8.1    Breach by Seller.

(a)    Pre-Closing. In the event that Seller shall breach or default in the performance of any of its obligations to be performed prior to the Closing and/or fail to consummate the transaction contemplated by this Agreement for any reason (except Purchaser’s breach or default under this Agreement or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provision hereof), Purchaser, as Purchaser’s sole and exclusive remedy, may either (i) terminate this Agreement and receive a refund of the Earnest Money, or (ii) seek specific performance of Seller’s obligation to deliver the Deed and other documents for the Property pursuant to Section 6.5 of this Agreement, provided that, except with respect to occurrences or events which occur after the expiration of the Approval Period (or with respect to exceptions to title that first appear more than five (5) business days after a Seller’s Notice), in no event shall Seller be obligated to undertake any of the following: (i) change the condition of the Property or restore the same after any fire or casualty; (ii) expend money other than as set forth in Section 4.3(b) or post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Real Property; or (iii) secure any permit, approval, or consent with respect to the Real Property or Seller’s conveyance thereof.

(b)    Post-Closing. In the event that Seller shall breach or default in the performance of any of its representations, warranties or covenants which by the express terms of this Agreement survive the Closing, Purchaser, as Purchaser’s sole and exclusive remedy, subject to the limitations set forth in Section 4.6(c), may pursue Seller for actual damages incurred by Purchaser solely as the result of such breach or default.

Purchaser hereby agrees that prior to its exercise of any right or remedy as a result of any breach or default by Seller, Purchaser will first deliver written notice of said breach or default to Seller and give Seller ten (10) days thereafter in which to cure said breach or default, if Seller so elects.

8.2    Breach by Purchaser.

(a)    Liquidated Damages. In the event that the sale of the Property is not consummated due to any default by Purchaser under this Agreement, Seller shall be entitled to declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy (except for the Surviving Obligations).

SELLER AND PURCHASER ACKNOWLEDGE THAT THE ACTUAL DAMAGES TO SELLER WHICH WOULD RESULT FROM SUCH FAILURE WOULD BE EXTREMELY DIFFICULT TO CALCULATE OR ESTABLISH ON THE DATE HEREOF. IN ADDITION, PURCHASER DESIRES TO HAVE A LIMITATION PUT UPON ITS POTENTIAL LIABILITY TO SELLER IN THE EVENT OF SUCH FAILURE BY PURCHASER. BY PLACING THEIR INITIALS IN SPACES HEREINAFTER PROVIDED, SELLER AND PURCHASER SPECIFICALLY ACKNOWLEDGE AND AGREE, AFTER NEGOTIATION BETWEEN SELLER AND PURCHASER, THAT THE AMOUNT OF THE EARNEST MONEY CONSTITUTES REASONABLE COMPENSATION TO SELLER FOR SUCH FAILURE BY PURCHASER AND SHALL BE DISBURSED TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES IN THE EVENT OF SUCH FAILURE BY PURCHASER.

PURCHASER (_____)    SELLER (_____)

(b)    Remedies. Seller hereby agrees that prior to its exercise of its remedy as a result of any breach or default by Purchaser, Seller will first deliver written notice of said breach or default to Purchaser and give Purchaser ten (10) days thereafter in which to cure said breach or default.

(c)    None of the provisions of this Section 8 shall limit, impair or affect any of Purchaser’s indemnities of Seller or other Surviving Obligations as provided elsewhere in this Agreement.

(d)    Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Title Company for holding the Earnest Money and for cancellation of the Title Commitment.

SECTION 9
FUTURE OPERATIONS AND REAL PROPERTY TAX APPEALS

9.1    Maintenance and Contracts. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a)    Seller shall operate and maintain the Property in the ordinary course of business consistent with the manner in which it has heretofore been operated and maintained. Seller shall maintain property and casualty insurance on the Property in the same amounts and for the same coverage as it has heretofore maintained for the Property.

(b)    Seller will perform all Seller’s material obligations under the Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Contract.

9.2    Leasing. From the Effective Date of this Agreement through the expiration of the Approval Period, Seller, in its sole discretion, and without Purchaser’s consent shall have the right to enter into any new lease it deems advisable or modify or amend any existing Lease; provided, however, that Seller shall provide Purchaser with an executed copy of any such new lease modification or amendment of any such existing Lease within three (3) business days after the execution and delivery thereof, but in all events prior to the end of the Approval Period. After the expiration of the Approval Period, Seller shall not, without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied in good faith, with the reasons for such denial specified in reasonable detail, within three (3) business days after receipt by Purchaser of the proposed terms of such lease or action, enter into a new lease or modify or amend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such Lease. If Purchaser fails to object in writing to any such proposed action within three (3) business days after receipt of the aforementioned information, Purchaser shall be deemed to have approved the proposed action.

9.3    Real Estate Tax Appeal. Seller shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period up to the Closing Date but shall keep Purchaser informed of the progress and outcome of any such appeal. To the extent that Seller shall receive a refund therefor, Seller shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. To the extent that Purchaser shall receive a refund therefor, Purchaser shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. The remainder of the refund, if any, shall be prorated between Purchaser and Seller based upon each party’s respective ownership of the Real Property for the time periods that such refund covers, after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 9.3 shall survive the Closing.

9.4    Other Contracts. Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) cause any mechanic’s or materialmen’s lien to attach against the Real Property, (iii) cause to be placed of record any document affecting title to any portion of the Real Property, or (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property.

SECTION 10
MISCELLANEOUS

10.1    Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, or when sent by facsimile transmission, as evidenced by fax confirmation, whether or not actually received by the person to whom addressed, or when sent by email, whether or not actually received by the person to whom addressed; or (b) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express or United Parcel Service, addressed to such party at the address specified below. Any notice which a party may or is required to give may be authored and/or given by that party’s attorney with such notice having the same force and effect as if given by the party itself. For purposes of this Section 10.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:

RPAI Morristown Crockett, L.L.C.
c/o Retail Properties of America, Inc.
2021 Spring Road, Suite 200
Oak Brook, Illinois 60523
Attention: Shane Garrison
Facsimile Number: (630) 282-7463
Email: sgarrison@rpai.com

with a copy to:

Retail Properties of America, Inc. 2021 Spring Road, Suite 200 Oak Brook, Illinois 60523 Attention: Dennis Holland, General Counsel Facsimile Number: (630) 282-7465 Email: holland@rpai.com
If to Purchaser:

WHLR-Crockett Square, LLC 2529 Virginia Beach Boulevard, Suite 200 Virginia Beach, Virginia 23452 Attention: David Kelly Facsimile Number: (757) 627-9081 Email: dkelly@WHLR.us with a copy to:

Stuart A. Pleasants 2529 Virginia Beach Boulevard, Suite 101 Virginia Beach, Virginia 23452 Facsimile Number: (757) 627-9081 Email: stuartpleasants@verizon.net
If to Title
Company:

Fidelity National Title Insurance Company 5516 Falmouth Street, Suite 200 Richmond, Virginia 23230 Attention: Douglas M. Atkins Facsimile Number: (804) 521-5756 Email: douglas.atkins@fnf.com
10.2    Broker’s Commission. Seller and Purchaser hereby represent and warrant that no third party broker or finder has been engaged or consulted or is entitled to compensation or commission in connection herewith other than Paul Gaither of CBRE (collectively, “Seller’s Broker”). Seller shall be responsible for payment to Seller’s Broker of the broker’s commission due and owing in accordance with a separate agreement between Seller and Seller’s Broker. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller's behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 10.2 shall survive the Closing or any earlier termination of this Agreement.

10.3    Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

10.4    Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

10.5    Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

10.6    Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

10.7    Governing Law. This Agreement shall be governed by the laws of the State of Tennessee and the laws of the United States pertaining to transactions in such State.

10.8    Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign Purchaser’s rights under this Agreement to any entity other than an affiliate of Purchaser, without the prior written consent of Seller, which consent shall not be unreasonably withheld. No assignment of Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

10.9    Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.10    Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit from the non-prevailing party.

10.11    Execution in Counterparts. This Agreement can be executed in counterparts, each of which shall be an original and, upon the delivery to the Title Company of one or more of the Agreement signed by all parties, together will constitute a fully executed and binding contract. The exchange of executed signature pages by facsimile or Portable Document Format (PDF) transmission shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes. In the event this Agreement is executed by the exchange of facsimile or Portable Document Format (PDF) copies, the parties agree to exchange ink-signed counterparts promptly after the execution and delivery of this Agreement.

10.12    Effective Date. As used herein the term “Effective Date” shall mean the last date of execution and delivery of this Agreement by Purchaser or Seller.

10.13    Exhibits. The exhibits attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

10.14    Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

10.15    Jury Trial Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT THE CLOSING OR SELLER AT THE CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT THE CLOSING AND SHALL SURVIVE THE CLOSING AND TERMINATION OF THIS AGREEMENT.

10.16    Venue. Purchaser and Seller knowingly, voluntarily and intentionally stipulate that any litigation which may be commenced by either of them against the other claiming violation or default of this Agreement, shall be commenced within the federal courts located in Tennessee and venue shall therein remain unless otherwise mutually stipulated in writing by these parties.

10.17    Intentionally Omitted

10.18    Confidential Information.

(a)    Purchaser agrees that any information obtained by Purchaser or its attorneys, partners, accountants, lenders or agents (collectively, the “Permitted Outside Parties”) in the conduct of its inspections and investigations shall be treated as confidential and shall be used only to evaluate the acquisition of the Property from Seller. Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are involved in determining the feasibility of Purchaser's acquisition of the Property. Purchaser further acknowledges that the Due Diligence Items and other information relating to the operation of the Property and leasing arrangements between Seller and any tenants or prospective tenants are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with this Section 10.18. In permitting Purchaser and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. In the event of the termination of this Agreement for any reason whatsoever, Purchaser shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use commercially reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. The provisions of this Section 10.18 shall survive any termination of this Agreement.

(b)    The parties acknowledge that no party shall make any public disclosure regarding the net operating income nor the Purchase Price relating to the transaction contemplated herein, except as required by law (including SEC regulations and NYSE requirements). Except as required by applicable law, neither party shall issue any press release or make any statement to the media without the other party's consent, which consent shall not be unreasonably withheld. The provisions of this Section 10.18 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

(SIGNATURES ON FOLLOWING PAGE)

PURCHASER:

WHLR-CROCKETT SQUARE, LLC, a Virginia limited liability company

By:     /s/ Jon S. Wheeler
Name:    Jon S. Wheeler
Its:     Managing Member

Date of Execution
by Purchaser:

October 10, 2014

SELLER:

RPAI MORRISTOWN CROCKETT, L.L.C., a Delaware limited liability company

By:     Retail Properties of America, Inc., a Maryland corporation, its sole member

By:     /s/ Matthew A. Beverly
Name: Matthew A. Beverly
Title: Vice President

Date of Execution
by Seller:

October 10, 2014